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BROCKER Technology Group

BROCKER EXPANDS APPLICATION DEVELOPMENT OPERATION

Auckland, NZ - May 15, 2000. Business-to-business (B2B) e-commerce and communications company, Brocker Technology Group (TSE: BKI, http://www.brockergroup.com), has appointed Richard McLean as Group General Manager Application Development. Richard will lead the development and marketing of Brocker's intellectual property products in fields such as web development, unified messaging and customer service management.

Brocker recently released its first B2B e-commerce product, Supercession. This is a software application that enables a user to build an internet site for selling products and processing transactions, creating and maintaining an online catalogue, and allowing customers access to a wide range of information such as inventory, shipping and account status.

"The internet has radically shifted how business will compete in the 21st Century", says Richard McLean. "I am excited about the dynamic and proven applications for the new economy, which round out Brocker's intellectual property. Successful e-commerce is the result of exceeding the clients' expectations - and doing so consistently."

Brocker CEO Mike Ridgway explains, "A variety of innovative B2B communications products are currently under development. Richard, with over twelve years in Information Technology, has accumulated considerable expertise to lead in the development and marketing of this important part of Brocker's future." Previously, Richard was the Company's General Manager of International Sales and was instrumental in developing the strategic global alliance with software giant Peoplesoft and KPMG (News Release December 24/99). Richard has been with Brocker for nine years.

About Brocker Technology Group Ltd.

Brocker is an innovator in B2B communication, impacting the global market. The Company is focused on understanding and predicting how people and businesses communicate and transact with each other in an Internet enabled world. From its origins distributing IT products, Brocker has been aggressively building itself into a developer of intellectual property with global application. The broad range of products and services provided by Brocker include: computer telephony, e-commerce, application service provision (ASP) and logistics, to name a few. To support these, the Company has structured itself into four divisions:
Application Development, Professional Services, Application Hosting, and Vendor Services. Brocker's Fiscal year ending March 31, 1999 the Company had revenues from all operations of $133,000,000 up from $70,000,000 in fiscal year end 1998.

The company intends to seek a listing on a U.S. exchange at such time it is permissible. Brocker is a public company listed on the Toronto Stock Exchange and trades under the symbol "BKI".

Note: The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.

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CORPORATE CONTACT                         INVESTOR & MEDIA RELATIONS
Brocker Technology Group                  [GRAPHIC OMITTED]
Robert Rowell                             Toll Free: (888) 301-6788
Tel: (800) 299-7823                       Fax: (604) 806-3367
Email: brocker@cadvision.com              Email: bki@mindsharecommunications.com
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Web: www.brockergroup.com
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